Exhibit 99.1
[LOGO]


For information contact:
Media Relations:  Robin Jones, 604 207 6111 or rjones@mdsi.ca
Investor Relations:  Rick Wadsworth, 604 207 6300 or ir@mdsi.ca


                                  NEWS RELEASE

                    MDSI Provides Update on Legal Proceedings

Richmond, B.C. (April 11, 2003) - MDSI Mobile Data Solutions Inc. (NASDAQ: MDSI;
TSX: MMD) announced that the trial court in the matter of MDSI Mobile Data Solutions Inc. v. Citizens Telecom Services Co., L.L.C. - U.S. District Court, Texas District Court Collin County - 366 Judicial District (Docket No. 366-01914-00) granted MDSI's motions for summary judgment dismissing Citizen's claims for fraud and negligent misrepresentation.

MDSI commenced the matter on November 22, 2000, generally alleging that Citizens breached a series of contracts dated October 15, 1998. Citizens subsequently filed counterclaims, including the fraud and negligent misrepresentation claim. The trial is proceeding on the remaining claims as outlined on the Company's Form 10-K filed March 31, 2003.

About MDSI

MDSI is the largest, most successful and experienced provider of mobile workforce management software in the world. MDSI's software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, BC, Canada, MDSI was founded in 1993 and has approximately 350 employees. The company has operations and support offices in the United States, Canada, Europe and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. MDSI is a public company traded on the Toronto Stock Exchange (MMD) and on NASDAQ (MDSI). www.mdsi-advantex.com.

                                      ####